Exhibit 99.1

August 15, 2024

Encision Reports First Quarter Fiscal Year 2025 Results

Boulder, Colorado, August 15, 2024 -- Encision Inc. (PK:ECIA), a medical device company owning patented Active Electrode Monitoring (AEM®) Technology that prevents dangerous radiant energy burns in minimally invasive surgery, today announced financial results for its fiscal 2025 first quarter that ended June 30, 2024.

The Company posted quarterly product net revenue of $1.59 million and service net revenue of $39 thousand, or total net revenue of $1.63 million for a quarterly net income of $22 thousand, or $0.00 per diluted share. These results compare to product net revenue of $1.61 million and service net revenue of $40 thousand, or total net revenue of $1.65 million for a quarterly net loss of $140 thousand, or $(0.01) per diluted share, in the year-ago quarter. Gross margin on product net revenue was 58% in the fiscal 2025 first quarter and 52% in the fiscal 2024 first quarter. Gross margin increased in the current year’s first quarter compared to last year’s first quarter due principally to higher operating efficiencies and increased selling prices.

“It is very encouraging to be able to share positive results for Encision’s efforts” said Gregory Trudel, President and CEO of Encision Inc. “The fiscal 2025 first quarter presented significant challenges for Encision but we are beginning to reap the benefit from our investment in our sales channel and technology. We continue working to create service revenue streams with new partners and opportunities to collaborate on our foundational technologies.”

Encision Inc. designs and markets a portfolio of high-performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures. For additional information about all our products, please visit www.encision.com.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company’s actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company’s distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company’s filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2024 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT: Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.

Unaudited Condensed Statements of Operations

(in thousands, except per share information)

	Three Months Ended
	June 30, 2024	June 30, 2023
Product revenue	$1,592	$1,613
Service revenue	39	40
Total revenue	1,631	1,653

Product cost of revenue	668	770
Service cost of revenue	20	20
Total cost of revenue	688	790

Gross profit	943	863
Operating expenses:
Sales and marketing	424	433
General and administrative	352	389
Research and development	139	169
Total operating expenses	915	991
Operating income (loss)	28	(128)
Interest expense and other income, net	(6)	(12)
Income (loss) before provision for income taxes	22	(140)
Provision for income taxes	—	—
Net income (loss)	$22	$(140)
Net income (loss) per share—basic and diluted	$0.00	$(0.01)
Weighted average number of basic shares	11,875	11,770
Weighted average number of diluted shares	11,907	11,770

Encision Inc.

Unaudited Condensed Balance Sheets

(in thousands)

	March 31, 2024	March 31, 2024
ASSETS
Cash	$270	$43
Accounts receivable	817	891
Inventories	1,318	1,402
Prepaid expenses and other assets	108	90
Total current assets	2,513	2,426
Equipment, net	252	254
Right of use asset	819	901
Patents, net	167	164
Other assets	69	66
Total assets	$3,820	$3,811
LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$270	$346
Secured notes	41	42
Line of credit	299	157
Accrued compensation	210	185
Other accrued liabilities	100	120
Accrued lease liability	424	370
Total current liabilities	1,344	1,220
Secured notes	58	67
Accrued lease liability	558	697
Unsecured promissory note	—	—
Total liabilities	1,960	1,984
Common stock and additional paid-in capital	24,383	24,372
Accumulated (deficit)	(22,523)	(22,545)
Total shareholders’ equity	1,860	1,827
Total liabilities and shareholders’ equity	$3,820	$3,811

Encision Inc.

Unaudited Condensed Statements of Cash Flows

(in thousands)

	Three Months Ended
	June 30, 2023	June 30, 2023
Operating activities:
Net income (loss)	$22	$(140)
Adjustments to reconcile net income (loss) to cash generated by (used in) operating activities:
Depreciation and amortization	19	22
Share-based compensation expense	12	13
Provision for inventory obsolescence, net	1	9
Changes in operating assets and liabilities:
Right of use asset, net	(3)	(12)
Accounts receivable	75	8
Inventories	83	23
Prepaid expenses and other assets	(22)	24
Accounts payable	(76)	24
Accrued compensation and other accrued liabilities	7	(17)
Net cash (used in) provided by operating activities	118	(46)

Investing activities:
Acquisition of property and equipment	(14)	—
Patent costs	(6)	(1)
Net cash (used in) investing activities	(20)	(1)

Financing activities:
Proceeds from (paydown of) secured notes	131	(11)
(Payments) from exercise of stock options	(1)	—
Net cash provided by (used in) financing activities	130	(11)

Net increase (decrease) in cash	228	(58)
Cash, beginning of period	42	189
Cash, end of period	$270	$131